Exhibit 99.1

PRESS RELEASE

Ramesh Zacharias
CEO
Med-Emerg International Inc.
Tel:  905-858-1368
Email:  rzacharias@med-emerg.com

MED-EMERG INTERNATIONAL INC. REPORTS IMPROVED INCOME FROM OPERATIONS

Toronto, Canada - August 14, 2008:  Med-Emerg International Inc. (OTCBB - MDER), announced today that revenue from continuing operations, for the three months ended June 30, 2008 was $6.1 million compared to $5.3 million for the same period in 2007 (all amounts are $US unless otherwise stated).  For the three month period, income from continuing operations improved to $164K from $15K in 2007.  The improvement was driven by improved performance with all operating divisions.

The Company reported income attributable to common shareholders in the quarter of $281K ($0.005 per share) in 2008, compared to a loss of ($236K) ($0.004 per share) in 2007.

The Company’s financial statement information is summarized below:

(US$000's except share information)	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
Revenue	6,131	5,252	11,596	10,074
EBITDA	271	108	450	(41)
Income (loss) from continuing operations	164	15	245	(203)
Income (loss) from discontinued operations	117	(251)	30	(363)
Net income (loss) attributable to common shareholders	281	(236)	275	(566)

Net income (loss) per common share (basic)
Continuing operations	$0.003	$0.000	$0.004	$(0.003)
Discontinued operations	$0.002	$(0.004)	$0.001	$(0.006)

Weighted average shares outstanding, basic	58,277,696	58,277,696	58,277,696	58,277,696

Income (loss) per common share, diluted
Continuing operations	$0.002	$0.000	$0.004	$(0.003)
Discontinued operations	$0.002	$(0.004)	$0.000	$(0.006)

Weighted average common shares and share equivalents,diluted	67,027,696	58,277,696	67,027,696	58,277,696

(US$000's)
	June 30,	December 31,
Balance Sheet Data:	2008	2007
Working Capital Surplus	2,753	2,472
Total Assets	7,737	7,529
Long-term debt	348	445
Shareholders' equity - Canadian GAAP	1,123	880
Shareholders' equity - US GAAP	1,134	926

MedEmerg specializes in the coordination and delivery of health care services in Canada and overseas.  These services include an integrated chronic pain management program, community-based infusion centers and health human resource management, including physician and nurse staffing.

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All statements included in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words "plan", "expect", "believe", "intend", "anticipate", "forecast", "target", "estimate" and similar expressions identify forward-looking statements.  Forward-looking statements are based on assumptions made by and information currently available to the Company.  Investors are cautioned that these forward-looking statements are neither promises nor guarantees, and are subject to risks and uncertainties that may cause future results to differ materially from those expected.  These risks and uncertainties are outlined in the Company's Annual Report on Form 10-K for 2007, and such other documents as are filed with the Securities and Exchange Commission from time to time. The Company does not undertake to review or update these forward-looking statements. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.